Exhibit (a)(1)(iv)

U.S. Offer to Purchase

American Depositary Shares

Representing up to an Aggregate of 1,314,466,775 Series B Shares

(including Series B Shares tendered into the Indonesian Offer)

of

PT INDOSAT TBK.

at

the U.S. Dollar Equivalent of Indonesian Rupiah 369,400 per ADS

by

INDONESIA COMMUNICATIONS PTE. LTD.

a wholly-owned indirect subsidiary of

QATAR TELECOM (QTEL) Q.S.C.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 3:00 A.M., NEW YORK CITY TIME (WHICH IS 3:00 P.M., JAKARTA TIME), ON FEBRUARY 18, 2009, UNLESS THE U.S. OFFER IS EXTENDED.

January 20, 2009

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is in connection with the offer by Qatar Telecom (Qtel) Q.S.C., a corporation organized under the laws of Qatar (“Qtel”), through Indonesia Communications Pte. Ltd., a company incorporated in Singapore and a wholly-owned indirect subsidiary of Qtel (“ICLS” and together with Qtel, the “Offeror” or “we” or “us”), to purchase American Depositary Shares (“ADSs”) of PT Indosat Tbk., a public listed company organized under the laws of the Republic of Indonesia (the “Company”), other than ADSs held by Qtel and its affiliates, at a purchase price of the U.S. dollar equivalent of Indonesian Rupiah 369,400 per ADS, net to the seller in cash (without interest and subject to any required withholding of taxes) (the “Offer Price”), upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated January 20, 2009 (the “Offer to Purchase”), and the ADS Letter of Transmittal (which, together with any amendments or supplements thereto or hereto, collectively constitute the “U.S. Offer”).

The Offer Price for the ADSs accepted for payment in the U.S. Offer will be paid in U.S. dollars. The Offer Price of Indonesian Rupiah 369,400 per ADS (which is the offer price of Indonesian Rupiah 7,388 per Series B Share being offered in the Indonesian Offer, multiplied by 50) will be converted from Indonesian Rupiah to U.S. dollars based on the “Applicable Exchange Rate.” The Applicable Exchange Rate will be the average of the daily U.S. dollar/Indonesian Rupiah sell rates for transactions as reported by Bank Indonesia at 4:00 p.m., Jakarta time, on each of the last five (5) Indonesian business days of the offer period (excluding the last day of the offer period) on its official website at http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/. The Offeror will remit the cash consideration for the ADSs accepted for payment in the U.S. Offer (in U.S. dollars) to The Bank of New York Mellon as ADS tender agent (the “ADS Tender Agent”), and the ADS Tender Agent will remit the cash consideration to holders of ADSs that are accepted for payment in the U.S. Offer. Tendering holders will bear any exchange rate risks and costs.

Concurrently with the U.S. Offer, the Offeror is offering to purchase up to a specified number of outstanding Series B Shares, par value Rp100 (the “Series B Shares”), other than Series B Shares held by Qtel and its affiliates and Series B Shares underlying ADSs, pursuant to a separate Indonesian offer (the “Indonesian Offer” and, together with the U.S. Offer, the “Offers”).

In the aggregate, the Offeror is offering to purchase up to 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis, representing approximately 24.19% of the total issued and outstanding Series B Shares (including Series B Shares underlying ADSs). The Indonesian Offer is open only to holders of Series B Shares, wherever located. The U.S. Offer is open only to holders of ADSs, wherever the holders are located, and to holders of Series B Shares that are deposited for issuance of ADSs.

U.S. holders of Series B Shares who wish to participate in the U.S. Offer may, pursuant to the instructions contained in the Offer to Purchase, deposit their Series B Shares for issuance of ADSs that will be tendered into the U.S. Offer (subject to proration) as set forth in “The U.S. Offer — Section 2” of the Offer to Purchase. To do so, prior to the expiration of the U.S. Offer, they must (1) deposit their Series B Shares (“Deposited Series B Shares”) with either HSBC Indonesia or PT Bank Mandiri (Persero) Tbk., as custodian (the “ADS Custodian”), for the account of The Bank of New York Mellon, as the ADS tender agent for the U.S. Offer, and (2) deliver an ADS Letter of Transmittal and any other required documentation to the ADS Tender Agent.

If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not withdrawn on or prior to 3:00 a.m., New York City time (which is 3:00 p.m., Jakarta time), on February 18, 2009, or such later date and time to which the U.S. Offer may be extended in accordance with applicable law (the “Expiration Date”), in the Offers on a combined basis, then the proration rules will apply, as described in Section 4 of the Offer to Purchase, so that the Offeror will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis. This means that the Offeror will purchase from the tendering holders that number of ADSs calculated by multiplying the number of ADSs the holders validly tendered and did not properly withdraw as of the Expiration Date by a proration factor. The proration factor will be the quotient of 1,314,466,775 divided by the total number of Series B Shares (including Series B Shares underlying ADSs) validly tendered and not properly withdrawn as of the expiration of the U.S. Offer and the Indonesian Offer. For example, if 1,752,622,366 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not properly withdrawn as of the Expiration Date, the Offeror will purchase 75% of the ADSs that the holders tendered (with adjustments to avoid the purchase of fractional ADSs from any holder, although “Odd-lots” of less than fifty (50) Deposited Series B Shares will be accepted to the extent practicable).

The U.S. Offer is not subject to any conditions other than that in order to be accepted for payment (subject to proration) ADSs (and Series B Shares underlying ADSs) must be validly tendered and not withdrawn as of the Expiration Date.

WE ARE REQUESTING THAT YOU PROMPTLY CONTACT YOUR CLIENTS FOR WHOSE ACCOUNTS YOU HOLD ADSs IN CONNECTION WITH THE U.S. OFFER. This letter is furnished to you for your information only and cannot be used by your clients to tender ADSs held by you for their accounts. For your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated January 20, 2009;

2.	ADS Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding; and

3.	A form of letter that you may send to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 3:00 A.M., NEW YORK CITY TIME (WHICH IS 3:00 P.M., JAKARTA TIME), ON FEBRUARY 18, 2009, UNLESS THE U.S. OFFER IS EXTENDED.

For ADSs to be properly tendered pursuant to the U.S. Offer, (1) the ADRs evidencing the ADSs or confirmation of receipt of such ADSs under the procedure for book-entry transfer, together with a properly completed and duly executed ADS Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the ADS Letter of Transmittal, must be timely received by the ADS Tender Agent, or (2) U.S. holders of Series B Shares must deposit their Series B Shares in the ADS facility for issuance of ADSs by depositing Series B Shares with either HSBC Indonesia or PT Bank Mandiri (Persero) Tbk., as custodian, and delivering an ADS Letter of Transmittal and any other documents required by the ADS Letter of Transmittal to the ADS Tender Agent, each of which must be timely received by the ADS Tender Agent.

We will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent as described in the Offer to Purchase) for soliciting tenders of ADSs pursuant to the U.S. Offer. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Information Agent, the ADS Tender Agent or The Bank of New York Mellon, for the purpose of the U.S. Offer.

Any inquiries you may have with respect to the U.S. Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

INDONESIA COMMUNICATIONS PTE. LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS EITHER OUR AGENT OR AN AGENT OF THE INFORMATION AGENT, THE ADS TENDER AGENT OR ANY OTHER AGENT WORKING FOR US, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.